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                                                                 EXHIBIT 10.14.1
                              AMENDMENT #1 TO LEASE
                                 (100 MINUTEMAN)


1.       PARTIES.

         This Amendment, dated as of July 10, 1996, is between 100 Minuteman Limited Partnership ("Landlord") and PictureTel Corporation ("Tenant").


2.       RECITALS.

         2.1. Landlord and Tenant have entered into a Lease, dated October 10, 1995, for improved property located at 100 Minuteman Drive, Andover, MA. This Lease, together with all amendments thereto, collectively is called the "Lease." Unless otherwise defined, terms used herein have the same meanings as those used in the Lease.

         2.2 Landlord and Tenant wish to amend the Lease. To accomplish this, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree and the Lease is amended as follows:


3.       AMENDMENTS.

         3.1 The size and configuration of the land leased by Tenant as part of the Premises and upon which the Building is located has been (or shortly will be) changed. Accordingly, Exhibit "A" (Project Site Plan) and Exhibit "B" (Legal Description of Premises) are deleted, and Exhibit "A" and Exhibit "B," respectively, attached hereto and incorporated by this reference, are substituted therefor.

         3.2      The Commencement Date under the Lease is agreed to be July 1,
                  1996.

         3.3 In Section 1.3 of the Lease, the phrase "and parking and associated improvements for the 1776 Premises in accordance with easements to be granted to 1776 Limited Partnership (the "1776 Easements")" is deleted, and the following is substituted therefor:

                  ", drainage, utilities and services (including cabling), and associated improvements in accordance with easements that are or may be granted for adjacent properties,"

         3.4 Tenant's Cancellation Option is terminated and is null and void, and Section 4(b) of the Lease is deleted and null and void.

         3.5 The first sentence of Section 4(a) and the entire Section 4(c) of the Lease are deleted and null and void, and the following is substituted for the first sentence of Section 4(a):

                  "(a) This Lease is effective as of the date first set forth above, and the term begins on the first Occupancy Date for a Phase and ends on September 1, 2014, unless terminated earlier or extended in accordance with this Lease."

         3.6 The address to which rent should be paid and notices delivered to Landlord is changed to "The Plaza at Continental Park, Suite 5252, 2101 Rosecrans Avenue, El Segundo, California 90245-4709."

         3.7 In Section 6.4 of the Lease, Tenant's right to contest Taxes with the appropriate governmental authorities is subject to the terms of the pre-existing agreement entered into by Landlord and Digital Equipment Corporation with respect to the tax fiscal years ending June 30, 1995 and June 30, 1996.


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         3.8      [INTENTIONALLY OMITTED]

         3.9 The phrase "located in Massachusetts" is deleted from Section 18.5(b) on page 40 of the Lease.

         3.10 Notwithstanding anything to the contrary, Tenant agrees that the Subordination, Non-Disturbance and Attornment Agreement attached as Exhibit "JJ", and incorporated herein by this reference complies with all of the requirements of Section 19.1 of the Lease, and on Landlord's request Tenant will execute and deliver that document (or if requested a document that materially substantially conforms thereto or to Exhibit "J").

         3.11 Tenant acknowledges having received from Landlord a copy of the Mortgage Loan Commitment, dated as of May 9, 1996, pursuant to which AEGON committed to fund to Landlord a $15 Million permanent mortgage loan (the "AEGON Loan") to be secured by the Premises, among other security. Tenant agrees that the AEGON Loan and Landlord's existing mortgage loan from Mellon Bank (the "Mellon Loan") are permitted financings that comply with the terms of Sections 19.4(a) and (b) of the Lease and are not "Unpermitted Financing" as defined in that Section.

         3.12 Each loan obtained from time to time by Landlord in compliance with the Lease which is secured by the Letter of Credit (other than the Mellon
Loan) sometimes is referred to as the "Letter of Credit Loan." The lender of the initial Letter of Credit Loan is intended to be The Bank of Nova Scotia for an amount of approximately $9.5 Million. Notwithstanding Section 24.17, on the repayment of the Mellon Loan, the release of the Letter of Credit by Mellon Bank and Landlord's obtaining the Letter of Credit Loan, the terms of the Letter of Credit will be changed as follows:

                  (a) The initial face amount of the Letter of Credit will be reduced to $9.5 Million.

                  (b) The beneficiary of the Letter of Credit will be issued (or reissued) in favor of the lender from time to time of the Letter of Credit Loan.

                  (c) Until and unless the Letter of Credit is drawn upon, starting as of the applicable date in Section 24.17(b) of the Lease, the face amount of the Letter of Credit shall be reduced in an amount equal to the annual principal reduction that would result from a direct reduction loan amortization schedule, assuming an interest rate equal to the interest rate used to calculate principal amortization under the Letter of Credit Loan (such schedule to be provided by the lender of the Letter of Credit Loan), which will have the effect of reducing the Letter of Credit to zero over the initial Lease term, as such term may be extended pursuant to Section 4(c) of the Lease. In addition, the phrase "twenty (20) days" in the last sentence of Section 24.17(b) is deleted and "thirty (30) days" is substituted therefor.

                  (d) The aggregate term of the Letter of Credit will be extended so that it expires at the scheduled expiration date of the initial Lease term.

                  (e)      Exhibit "M" to the Lease and the first paragraph of
Section 24.17(f) of the Lease will be deemed deleted and null and void, and Exhibit "M" attached hereto and incorporated herein by this reference, and the first paragraph of Section 24.17(f) as set forth below, respectively, will be deemed substituted into the Lease:

                  "(f)     In addition to the other circumstances set
                  forth in this Lease pursuant to which the beneficiary of the Letter of Credit may draw thereunder, beneficiary may draw under the Letter of Credit in accordance with the terms of Exhibit `M' or terms substantially similar thereto."


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4.       NO OTHER CHANGES.

         Except as set forth above, the Lease remains unchanged and in full force and effect.

         IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Amendment as of the date in Article 1 above.

                                  100 MINUTEMAN LIMITED PARTNERSHIP

                                  By: Niuna-Minuteman, Inc., its general partner



                                      By:
                                          Martin Spagat, Vice President
                                          Authorized Signature


                                  PICTURETEL CORPORATION



                                      By:
                                          Name:
                                          Title:
                                          Authorized Signature



                                      By:
                                          Name:
                                          Title:
                                          Authorized Signature



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                                  EXHIBIT "DD"
                       BASE RENT DURING EXTENSION OPTIONS


         This Exhibit will become effective only when and if one of the Signature Events occurs.

         If one of the Signature Events occurs, the annual base rent for each year of each Extension Option will be the greater of: the scheduled annual base rent under the Lease for the year immediately preceding the applicable Extension Option term (without giving effect to any abatements or reductions in that rent); or the "Fair Rental Value" of the Premises determined as follows separately for each Extension Option:

                  (a) If Landlord and Tenant can't agree on the annual base rent for each Lease Year of the applicable Extension Option term at least eight (8) months before the beginning of that Extension Option term, then unless otherwise agreed in writing by Landlord and Tenant, Landlord and Tenant will try to agree in writing on a single appraiser at least seven (7) months before the beginning of that Extension Option term. If Landlord and Tenant can't agree on a single appraiser within this time period, then Landlord and Tenant each will appoint, in writing, one appraiser not later than six (6) months before the beginning of the that Extension Option term. Within fifteen (15) days after their appointment, the two appointed appraisers will appoint a third appraiser. If the two appraisers can't agree, a third appraiser will be appointed by the American Institute of Real Estate Appraisers (or if this organization refuses to act or no longer exists, then by an organization deemed by Landlord to be reasonably equivalent) not later than five (5) months before the beginning of that Extension Option term. If either Landlord or Tenant fails to appoint its appraiser within the prescribed time period, the single appraiser appointed will determine the Fair Rental Value. If both parties fail to appoint appraisers within the prescribed time periods, then the first appraiser validly appointed by a party will determine the Fair Rental Value. Appraisers must have at least five (5) years' experience in the appraisal of office property in the area in which the Premises is located and be members of professional organizations such as the American Institute of Real Estate Appraisers or the equivalent.

                  Landlord and Tenant will instruct the appraiser(s) to complete and submit their determination of the Fair Rental Value not later than four (4) months before the beginning of that Extension Option term.

                  (b) For purposes of this Lease, the term "Fair Rental Value" means: the annual net base rent that a ready and willing tenant would pay for the Premises during each year of that Extension Option term to a ready and willing landlord of the Premises, assuming that a market-rate construction allowance was granted to such tenant and taking into account free parking and other economic benefits of this Lease in determining that rent, and assuming that the Premises was exposed for lease on the open market for a reasonable period of time, could be used for any lawful use and was improved to its then-existing level. If only a single appraiser is appointed as described above, then that appraiser will determine the Fair Rental Value. Otherwise, the Fair Rental Value will be the arithmetic average of the two (2) of the three (3) appraisals which are closest in amount, and the third appraisal will be disregarded.

                  (c) If for some reason the Fair Rental Value is not determined before the beginning of that Extension Option period, then Tenant will pay to Landlord base rent at the scheduled rate most recently payable until the Fair Rental Value is determined. When the Fair Rental Value is determined, Landlord will notify Tenant, and Tenant will pay to Landlord, within thirty (30) days after receipt of such notice, any difference between the base rent actually paid by Tenant to Landlord and the new base rent determined hereunder (if the new base rent is higher).



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                                   EXHIBIT "M"







         The Bank of Nova Scotia, as beneficiary under the Letter of Credit, may draw under the Letter of Credit from time to time on one or more occasions on the occurrence of an "Event of Default" as defined in that certain Loan Agreement, and any amendments thereto, between Landlord and The Bank of Nova Scotia.




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